Mission-Auour Risk-Managed Global Equity Fund N-14

Exhibit 99.(14)(h)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of the World Funds Trust, and to the use of our report dated March 2, 2020 on the financial statements and financial highlights of the Mission-Auour Risk-Managed Global Fund, a series of shares of World Funds Trust. Such financial statements and financial highlights appear in the 2019 Annual Report to Shareholders which is incorporated by reference into the Registration Statement.

Tait, Weller & Baker LLP

Philadelphia, Pennsylvania

October 7, 2020